AMENDED AND RESTATED



                          AGREEMENT AND PLAN OF MERGER




                                 BY AND BETWEEN





                          THE SOLOMON-PAGE GROUP LTD.,
                             A DELAWARE CORPORATION,





                                       AND





                               TSPGL MERGER CORP.,
                             A DELAWARE CORPORATION




                               DATED: June , 2000

                                TABLE OF CONTENTS
                                                                            Page
                                                                            ----

ARTICLE I

    DEFINITIONS..............................................................1
    Section 1.1   Defined Terms..............................................1
    Section 1.2   Other Defined Terms........................................3

ARTICLE II

    THE MERGER...............................................................4
    Section 2.1   The Merger.................................................4
    Section 2.2   Effective Time.............................................4
    Section 2.3   Closing....................................................4
    Section 2.4   Certificate of Incorporation and By-Laws...................5
    Section 2.5   Directors..................................................5

ARTICLE III

    EFFECT OF MERGER ON SECURITIES OF MERGECO AND THE COMPANY................5
    Section 3.1   Cancellation of Mergeco Common Stock.......................5
    Section 3.2   Conversion of Certain Company Common Stock for Merger
                  Consideration; Converted Shares; Treasury Shares...........5
    Section 3.3   Options....................................................6
    Section 3.4   Exchange of Certificates...................................6
    Section 3.5   Dissenting Shares..........................................8

ARTICLE IV

    REPRESENTATIONS AND WARRANTIES OF THE COMPANY............................8
    Section 4.1   Organization and Capitalization............................8
    Section 4.2   Authorization..............................................9
    Section 4.3   Subsidiary................................................10
    Section 4.4   Absence of Certain Changes or Events......................10
    Section 4.5   No Conflict or Violation..................................10
    Section 4.6   Consents and Approvals....................................10
    Section 4.7   Corporate Proceedings.....................................11
    Section 4.8   Required Company Vote.....................................11
    Section 4.9   Proxy Statement; Schedule 13E-3...........................11

ARTICLE V

    REPRESENTATIONS AND WARRANTIES OF MERGECO................................12
    Section 5.1   Organization...............................................12
    Section 5.2   Authorization..............................................12
    Section 5.3   Consents and Approvals.....................................12
    Section 5.4   No Conflict or Violation...................................12
    Section 5.5   Proxy Statement; Schedule 13E-3............................13
    Section 5.6   Financing..................................................13
    Section 5.7   Mergeco's Operations.......................................13
    Section 5.8   Status of Representations of the Company...................13
    Section 5.9   No Brokerage...............................................14

ARTICLE VI

    COVENANTS OF THE COMPANY AND MERGECO.....................................14
    Section 6.1   Maintenance of Business Prior to Closing...................14
    Section 6.2   Investigation by Mergeco...................................14
    Section 6.3   Consents and Efforts; Other Obligations....................15
    Section 6.4   Other Offers...............................................16
    Section 6.5   Meeting of Stockholders....................................17
    Section 6.6   Proxy Statement............................................18
    Section 6.7   Schedule 13E-3.............................................18
    Section 6.8   Director and Officer Liability.............................19
    Section 6.9   Notices of Certain Events..................................20
    Section 6.10  Further Assurances.........................................21
    Section 6.11  Financing..................................................21
    Section 6.12  Voting.....................................................21

ARTICLE VII

    CONDITIONS TO THE MERGER.................................................21
    Section 7.1   Conditions to the Obligations of Each Party................21
    Section 7.2   Conditions to the Obligations of the Company...............22
    Section 7.3   Conditions to the Obligations of Mergeco...................23

ARTICLE VIII

    MISCELLANEOUS............................................................23
    Section 8.1   Termination................................................23
    Section 8.2   Assignment.................................................25
    Section 8.3   Notices....................................................25
    Section 8.4   Entire Agreement; Waivers..................................26

    Section 8.5   Multiple Counterparts......................................26
    Section 8.6   Invalidity.................................................26
    Section 8.7   Titles.....................................................26
    Section 8.8   Fees and Expenses..........................................26
    Section 8.9   Cumulative Remedies........................................27
    Section 8.10  Governing Law..............................................27
    Section 8.11  Amendment..................................................27
    Section 8.12  Public Announcements.......................................27
    Section 8.13  Enforcement of Agreement...................................27
    Section 8.14  Non-survival of Representations and Warranties.............27
    Section 8.15  Interpretive Provisions....................................28


EXHIBITS

Exhibit A         Converted Shares
Exhibit B         Directors of the Surviving Corporation


SCHEDULES

Disclosure Schedule
                  Schedule 4.1(b)       Outstanding Options

                AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

                  This Amended and Restated Agreement and Plan of Merger (this "Agreement"), dated June , 2000, is by and between THE SOLOMON-PAGE GROUP LTD., a Delaware corporation (the
"Company"), and TSPGL MERGER CORP., a Delaware corporation ("Mergeco").

                                    RECITALS

                  A. On March 31, 2000, the Company and Mergeco entered into a merger agreement pursuant to which, among other things, the Company was to be merged with and into Mergeco, and each share of Company Common Stock outstanding immediately prior to the Effective Time (other than Treasury Shares, Converted Shares and Dissenting Shares, if any) were automatically to be changed into the right to receive $4.25 per share in cash (the "Original Agreement").

                  B. In light of additional financial data that became available to the Special Committee subsequent to the execution of the Original Agreement, the Special Committee consulted with the Financial Advisor and requested that negotiations be reopened in respect of the Merger Consideration.

                  C. After  negotiations  between the  Management  Group and the
Special   Committee,   the  Management  Group  agreed  to  increase  the  Merger
Consideration.

                  D. In order to give effect, among other things, to the parties' agreement to increase the Merger Consideration, the Company and Mergeco desire to amend and restate the Original Agreement as set forth herein.

                  E. This Agreement provides for the merger (the "Merger") of the Company with and into Mergeco, with Mergeco as the surviving corporation in such merger, all in accordance with the provisions of this Agreement.

                  F. The respective Boards of Directors of Mergeco and the Company and the stockholders of Mergeco have approved this Agreement and the Merger, and have deemed the Agreement and the Merger advisable, fair to and in the best interests of their respective companies and stockholders. The Company intends promptly to submit to its Stockholders the approval of the Merger and the approval and adoption of this Agreement.

                  G.  The  parties  desire  to  make  certain   representations,
warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

                                    AGREEMENT

                  NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

                  Section 1.1 Defined Terms. As used herein, the terms below shall have the following meanings:

                  "Affiliate" shall mean, with respect to any person or entity (the "referent person"), any person or entity that controls the referent person, any person or entity that the referent person controls, or any person or entity that is under common control with the referent person. For purposes of the preceding sentence, the term "control" shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of a person or entity through voting securities, by contract or otherwise.

                  "Assets" shall mean all of the Company's right, title and interest in and to all properties, assets and rights of any kind, whether tangible or intangible, real or personal, owned by the Company or in which the Company has any interest whatsoever.

                  "Board" shall mean the Board of Directors of the Company.

                  "Company Common Stock" shall mean the Common Stock having a par value of $0.001 per share of the Company.

                  "Converted Shares" shall mean the shares of Company Common Stock owned of record and beneficially by the Stockholders listed on Exhibit A hereto.

                  "DGCL" shall mean the General Corporation Law of the State of Delaware.

                  "Dissenting Stockholders" shall mean those Stockholders who hold Dissenting Shares.

                  "Dissenting Shares" shall mean any shares held by Stockholders who are entitled to an appraisal of their shares under the DGCL, and who have properly exercised, perfected and not subsequently withdrawn or lost their appraisal rights with respect to their Company Common Stock in accordance with the DGCL.

                  "Equity Securities" shall mean (i) shares of capital stock or other equity securities, (ii) subscriptions, calls, warrants, options or commitments of any kind or character relating to, or entitling any person or entity to purchase or otherwise acquire, any capital stock or other equity securities and (iii) securities convertible into or exercisable or exchangeable for shares of capital stock or other equity securities.

                  "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

                  "Financial   Advisor"  shall  mean  Legg  Mason  Wood  Walker,
Incorporated.

                  "GAAP" shall mean, with respect to any person, generally accepted accounting principles in the United States of America, as in effect from time to time, consistently applied.

                  "Management Group" shall mean Herbert Solomon, Lloyd B. Solomon and Scott R. Page.

                  "Material Adverse Effect" or "Material Adverse Change" or a similar phrase shall mean any material adverse effect on or change with respect to (i) the business, operations, assets (taken as a whole), liabilities (taken as a whole), condition (financial or otherwise), results of operations of the Company and the Subsidiary, taken as a whole, or (ii) the relations with customers, suppliers, distributors or employees of the Company and the Subsidiary, taken as a whole, or (iii) the right or ability of the Company to consummate any of the transactions contemplated hereby, other than (A) changes relating to (x) the securities markets in general, (y) conditions in the staffing and recruitment industry in general, or (z) general economic conditions, or (B) changes resulting from the announcement of the transactions contemplated by this Agreement.

                  "Mergeco Common Stock" shall mean the Common Stock having a par value of $0.001 per share of Mergeco.

                  "Options" shall mean the options to purchase in the aggregate 1,213,418 shares of Company Common Stock issued to certain key employees and non-employee directors of the Company pursuant to the Stock Option Plans and outside of any of the Stock Option Plans.

                  "Personnel" shall mean all directors, officers and employees of the Company.

                  "SEC" shall mean the Securities and Exchange Commission.

                  "Securities Act" shall mean the Securities Act of 1933, as amended.

                  "Special   Committee"  shall  mean  a  special   committee  of
independent directors of the Company constituted to consider the transactions contemplated by this Agreement.

                  "Special   Meeting"   shall  mean  the   Special   Meeting  of
Stockholders of the Company.

                  "Stock Option Plans" shall mean the Company's 1993 Long Term Incentive Plan, 1995 Directors' Stock Option Plan and 1996 Stock Option Plan.

                  "Stockholders" shall mean the record holders of Company Common Stock.

                  "Subsidiary"   shall  mean,   with  respect  to  the  Company,
Information Technology Partners, Inc., a Delaware corporation.

                  "Treasury Shares" shall mean Company Common Stock held in treasury by the Company.

                  Section 1.2 Other Defined Terms. In addition to the terms defined in Section 1.1, the following terms shall have the meanings defined for such terms in the Recitals or Sections set forth below:

                         TERM                            SECTION
                         ----                            -------

                  "Acquisition Proposal"                 6.4 (a)
                  "Claim"                                6.8(a)
                  "Closing"                              2.3
                  "Closing Date"                         2.3
                  "Company Reports"                      4.7
                  "Disclosure Schedule"                  Article IV Preamble
                  "Effective Time"                       2.2
                  "Exchange Fund"                        3.4 (d)
                  "Fairness Opinion"                     4.11(a)
                  "Financial Statements"                 4.7
                  "Financing"                            5.6
                  "Financing Commitment Letter"          5.6
                  "Indemnified Party"                    6.8(a)
                  "Laws"                                 4.10
                  "Merger"                               Recitals
                  "Merger Consideration"                 3.2 (a)
                  "Original Agreement"                   Recitals
                  "Paying Agent"                         3.4 (a)
                  "Payment Event"                        6.4 (b)
                  "Preferred Stock"                      4.1(b)
                  "Proxy Statement"                      6.6 (a)
                  "Regulatory Filings"                   4.6
                  "Requisite Stockholder Vote"           4.8
                  "Schedule 13E-3"                       6.7
                  "Stockholders Agreement"               7.3 (f)
                  "Surviving Corporation"                2.1
                  "Surviving Corporation Common Stock    3.2(b)

                  "Third Party"                          6.4


                                   ARTICLE II

                                   THE MERGER

                  Section 2.1 The Merger. Upon the terms and subject to the satisfaction or waiver, if permissible, of the conditions hereof, and in accordance with the DGCL, at the Effective Time, the Company shall be merged with and into Mergeco. Upon the effectiveness of the Merger, the separate corporate existence of the Company shall cease and Mergeco, under the name "The Solomon-Page Group Ltd." shall continue as the surviving corporation (the "Surviving Corporation"). The Merger shall have the effects specified under the DGCL.

                  Section 2.2 Effective Time. On the Closing Date, the parties shall cause the Merger to be consummated by causing a certificate of merger with respect to the Merger to be executed and filed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at the time of filing of the certificate of merger or at such later time as is specified therein (the "Effective Time").

                  Section 2.3 Closing. Upon the terms and subject to the conditions of this Agreement, the closing of the Merger (the "Closing") shall take place (a) at the offices of Olshan Grundman Frome Rosenzweig & Wolosky LLP, 505 Park Avenue, New York, New York at 10:00 a.m., local time, on the second business day immediately following the day on which the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived in accordance herewith or (b) at such other time, date or place as Mergeco and the Company may agree. The date on which the Closing occurs is herein referred to as the "Closing Date."

                  Section 2.4 Certificate of Incorporation and By-Laws.

                  (a) At the Effective Time, and without any further action on the part of the Company or Mergeco, the certificate of incorporation of Mergeco, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation following the Merger, until thereafter further amended as provided therein and under the DGCL.

                  (b) At the Effective Time, and without any further action on the part of the Company or Mergeco, the by-laws of Mergeco as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving
Corporation following the Merger, until thereafter changed or amended as provided therein and under the DGCL.

                  Section 2.5 Directors. The directors of the Surviving Corporation shall be those individuals set forth on Exhibit B hereto who shall hold such positions until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.


                                   ARTICLE III

            EFFECT OF MERGER ON SECURITIES OF MERGECO AND THE COMPANY

                  Section 3.1 Cancellation of Mergeco Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, shares of Mergeco Common Stock issued and outstanding immediately prior to the Effective Time shall automatically be canceled and no consideration shall be paid with respect thereto.

                  Section 3.2 Conversion of Certain Company Common Stock for Merger Consideration; Converted Shares; Treasury Shares.

                  (a) At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of Company Common Stock outstanding immediately prior to the Effective Time (other than Treasury Shares, Converted Shares and Dissenting Shares, if any) shall automatically be changed into the right to receive, and each certificate which immediately prior to the Effective Time represented a share of such Company Common Stock shall evidence solely the right to receive, $5.25 in cash (the "Merger Consideration") upon surrender of the certificate formerly representing Company Common Stock as provided in Section 3.4.


                  (b) At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each Converted Share shall be converted into and shall become one duly authorized, validly issued, fully paid and non-assessable share of Mergeco Common Stock (the "Surviving Corporation Common Stock"), such shares of Surviving Corporation Common Stock to comprise 1,894,500 shares of the Surviving Corporation.

                  (c) All Treasury Shares shall, by virtue of the Merger and without any action on the part of the holder thereof, automatically be canceled and no consideration shall be paid with respect thereto.

                  Section 3.3 Options.

                  (a) As of the Effective Time, each outstanding Option granted under the Stock Option Plans or otherwise whether or not then exercisable, shall be canceled by the Company, and as of the Effective Time, the former holder thereof (which for purposes of this Section 3.3 shall exclude the Management Group) shall be entitled to receive from the Surviving Corporation in consideration for such cancellation an amount in cash equal to the product of
(i) the number of shares of Company

Common Stock subject to such Option at the time of such cancellation (whether or not vested or exercisable) and (ii) the excess, if any, of the Merger Consideration per share over the exercise price per share subject to such Option at the time of such cancellation, reduced by the amount of withholding or other taxes required by law to be withheld.

                  (b) The Stock Option Plans and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company shall terminate as of the Effective Time, and the Company shall exercise its best efforts to ensure that following the Effective Time, no current or former employee or director shall have any Option to purchase shares of the Company Common Stock or any other equity interest in the Company under any Stock Option Plan or otherwise.

                  (c) Prior to the Effective Time, the Board (or, if appropriate, any committee administering the Stock Option Plans) shall adopt such resolutions or use reasonable efforts to take such actions as are necessary, subject if necessary, to obtaining consents of the holders thereof, to carry out the terms of this Section 3.3.

                  Section 3.4 Exchange of Certificates.

                  (a) Substantially contemporaneously with the Effective Time, Mergeco shall cause to be deposited with a paying agent to be jointly selected by the Company (acting through the Special Committee) and Mergeco (the "Paying Agent"), for the benefit of the holders of shares of Company Common Stock (other than Treasury Shares, Converted Shares and Dissenting Shares), for payment in accordance with this Article III, the funds necessary to pay the Merger Consideration for each share as to which the Merger Consideration shall be payable.

                  (b) As soon as practicable after the Effective Time, and using its reasonable best efforts to do so within three business days thereafter, the Paying Agent shall mail to each holder of an outstanding certificate or certificates that immediately prior to the Effective Time represented shares of Company Common Stock (other than Treasury Shares, Converted Shares and Dissenting Shares, if any), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such certificates shall pass, only upon delivery of such certificates to the Paying Agent and shall be in such form and have such other provisions as Mergeco and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of each certificate in exchange for payment of the Merger Consideration. As soon as practicable after the Effective Time, each holder of an outstanding certificate or certificates that immediately prior to the Effective Time represented such shares of Company Common Stock, upon surrender to the Paying Agent of such certificate or certificates, together with a properly completed letter of transmittal, and acceptance thereof by the Paying Agent, shall be entitled to receive in exchange therefor the Merger Consideration multiplied by the number of shares of Company Common Stock formerly represented by such certificate. No interest shall be paid or accrue on the Merger Consideration. The Paying Agent shall accept such certificates upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices. After the Effective Time, there shall be no further transfer on the records of the Company or its transfer agent of certificates formerly representing shares of Company Common Stock that have been converted, in whole or in part, pursuant to this Agreement, into the right to receive cash, and if such certificates are presented to the Company for transfer, they shall be canceled against delivery of such cash. Until surrendered as contemplated by this Section 3.4(b), each certificate formerly representing shares of such Company Common Stock shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration for each such share of Company Common Stock.

                  (c) Subject to the provisions of the DGCL, all cash paid upon the surrender for exchange of certificates formerly representing shares of Company Common Stock in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares exchanged for cash theretofore represented by such certificates.

                  (d) Any cash  deposited with the Paying Agent pursuant to this
Section 3.4 (the "Exchange Fund") that remains undistributed to the holders of the certificates formerly representing shares of Company Common Stock one year after the Effective Time shall be delivered to the Surviving Corporation at such time and any former holders of shares of Company Common Stock prior to the Merger who have not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation and only as general unsecured creditors thereof for payment of their claim for cash, if any.

                  (e) None of Mergeco, the Company or the Paying Agent shall be liable to any person in respect of any cash from the Exchange Fund delivered to a public office pursuant to any applicable abandoned property, escheat or similar law.

                  (f) In the event any certificate formerly representing Company Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by Surviving Corporation, the posting by such person of a bond in such reasonable amount as Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed certificate the Merger Consideration.

                  Section 3.5 Dissenting Shares. Notwithstanding Section 3.2 hereof, Dissenting Shares shall not be converted into the right to receive the Merger Consideration. The holders thereof shall be entitled only to such rights as are granted by Section 262 of the DGCL. Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to Section 262 of the DGCL shall receive payment therefor from the Surviving Corporation in accordance with the DGCL; provided, however, that (i) if any such holder of Dissenting Shares shall have failed to establish his entitlement to appraisal rights as provided in Section 262 of the DGCL, (ii) if any such holder of Dissenting Shares shall have effectively withdrawn his demand for appraisal of such shares or lost his right to appraisal and payment for his shares under Section 262 of the DGCL, or
(iii) if neither any holder of Dissenting Shares nor the Surviving Corporation shall have filed a petition demanding a determination of the value of all Dissenting Shares within the time provided in
Section 262 of the DGCL, such holder shall forfeit the right to appraisal of such shares and each such share shall be treated as if it had been converted as of the Effective Time, into the right to receive the Merger Consideration, without interest thereon, from the Surviving Corporation as provided in Section
3.2 hereof. The Company shall give Mergeco prompt notice of any demands received by the Company for appraisal of shares, and Mergeco shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Mergeco, make any payment with respect to, or settle or offer to settle, any such demands.


                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  As an inducement to Mergeco to enter into this Agreement, the Company hereby makes, as of the date hereof, the following representations and warranties to Mergeco, except as otherwise set forth in a written disclosure schedule (the "Disclosure Schedule") delivered by the Company to Mergeco prior to the date hereof, a copy of which is attached hereto.

                  Section 4.1 Organization and Capitalization.

                  (a) Organization. The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to conduct its business as it is presently being conducted and to own and lease the Assets. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which such qualification is necessary under applicable law, except where the failure to be so qualified and in good standing would not have a Material Adverse Effect. The Company has delivered to Mergeco true, correct and complete copies of its certificate of incorporation and by-laws (in each case, as amended to date). The Company is not in violation of any provision of its certificate of incorporation or by-laws.

                  (b) Capitalization. The authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock and 2,000,000 shares of Preferred Stock having a par value of $1.00 per share (the "Preferred Stock"). As of May 31, 2000, there were 4,153,948 shares of Company Common Stock and no shares of Preferred Stock issued and outstanding. Since such date, no additional shares of capital stock of the Company have been issued and no shares of Preferred Stock have been issued, except shares of Company Common Stock issued upon the exercise of Options outstanding under any Stock Option Plan or otherwise. As of May 31, 2000, Options to acquire 1,213,418 shares of Company Common Stock pursuant to the Stock Option Plans or otherwise were outstanding.
Schedule 4.1(b) includes a complete and correct list of outstanding Options under the Stock Option Plans or otherwise (including the number of Options and exercise price of each such Option) held by each employee, director or other person other than the Management Group. Except for the outstanding Options, the Company has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Stockholders of the Company on any matter. All issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except as set forth in this Section 4.1(b) or on Schedule 4.1(b), (i) there are no outstanding Equity Securities of the Company and (ii) the Company is not a party to any commitments, agreements or obligations of any kind or character for (A) the issuance or sale of Equity Securities of the Company or (B) the repurchase, redemption or other acquisition of any Equity Securities of the Company.

                  (c) Voting Trusts, Proxies, Etc. The Company is not a party to any stockholder agreements, voting trusts, proxies or other agreements or understandings with respect to or concerning the purchase, sale or voting of the Equity Securities of the Company.

                  Section 4.2 Authorization. The Company has all necessary corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby. Subject only to (i) the approval of this Agreement and the transactions contemplated hereby by the Requisite Stockholder Vote, and (ii) the filing and recordation of appropriate merger documents as required by, and in accordance with, the DGCL, the consummation by the Company of the transactions contemplated hereby has been duly authorized by all requisite corporate action. This Agreement has been duly authorized, executed and delivered by the Company and is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as the enforceability thereof may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws in effect that affect the enforcement of creditors' rights generally or (b) general principles of equity, whether considered in a proceeding at law or in equity.

                  Section 4.3 Subsidiary.

                  (a) Ownership; Capitalization. The Company is the record and beneficial owner of all of the outstanding shares of capital stock of the Subsidiary. All of the outstanding shares of capital stock of the Subsidiary have been duly authorized and validly issued and are fully paid and non-assessable. Except for the outstanding capital stock of the Subsidiary owned by the Company, (i) there are no outstanding Equity Securities of the Subsidiary and (ii) the Company is not a party to commitments or obligations of any kind or character for (A) the issuance of Equity Securities of the Subsidiary or (B) the repurchase, redemption or other acquisition of any Equity Securities of the Subsidiary. There are no stockholder agreements, voting trusts, proxies or other agreements or understandings to which the Company is a party with respect to or concerning the purchase, sale or voting of the Equity Securities of the Subsidiary.

                  (b) Organization. The Subsidiary is duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to conduct its business as it is presently being conducted and to own and lease its assets and properties. The Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which such qualification is necessary under applicable law, except where the failure to be so qualified and in good standing would not have a Material Adverse Effect. The Company has delivered to Mergeco true, correct and complete copies of the Subsidiary's certificate of incorporation and by-laws (in each case, as amended to date).

                  Section 4.4 Absence of Certain Changes or Events. Since October 1, 1999, (i) the Company has been operated in the ordinary course of business, consistent with past practice, and (ii) there has been no Material Adverse Change.

                  Section 4.5 No Conflict or Violation. Neither the execution, delivery and performance of this Agreement, nor the consummation of the transactions contemplated hereby, by the Company will result in (i) a violation of or a conflict with any provision of the certificate of incorporation or by-laws of the Company, or (ii) a violation by the Company of any statute, rule, regulation, ordinance, code, order, judgment, writ, injunction, decree or award applicable to it, except for such violations that would not have, individually or in the aggregate, a Material Adverse Effect.

                  Section 4.6 Consents and Approvals. No consent, waiver, agreement, approval, permit or authorization of, or declaration, filing, notice or registration to or with, any federal, state, local or foreign governmental or regulatory authority or body is required to be made or obtained by the Company in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby other than (i) filings required in connection with or in compliance with the provisions of the Exchange Act, the Securities Act or applicable state securities and "Blue Sky" laws (collectively, the "Regulatory Filings"), (ii) the filing of the Merger Certificate under the DGCL (iii) filings under the rules and regulations of The Nasdaq Stock Market and (iv) those consents, waivers, agreements, approvals, authorizations, declarations, filings, notices or registrations, that have been, or will be prior to the Closing Date, obtained or made, except those consents, waivers, agreements, approvals, authorizations, declarations, filings, notices or registrations, the failure of which to obtain would not have a Material Adverse Effect or prevent or materially delay the Merger.

                  Section 4.7 Corporate Proceedings.

                  (a) The  Special  Committee  has  received  the  opinion  (the
"Fairness Opinion") of the Financial Advisor dated the date hereof, substantially to the effect that the Merger Consideration to be received by the holders of the Company Common Stock (other than the Management Group) in the Merger is fair from a financial point of view.

                  (b) The Special Committee (at a meeting duly called and held at which a quorum was present) has determined that this Agreement and the Merger are advisable and in the best interests of the Company and the Stockholders and are fair to and in the best interests of the Company and the Stockholders (other than the Management Group), and has recommended the adoption of this Agreement to the Board, subject to the rights of the Special Committee set forth in
Section 6.4 hereof.

                  (c) The Board, based on the unanimous recommendation of the Special Committee (at a meeting duly called and held at which a quorum was present), has (i) determined that this Agreement and the Merger are advisable and in the best interests of the Company and the Stockholders (other than the Management Group) and are fair to and in the best interests of the Company and the Stockholders (other than the Management Group), (ii) approved this Agreement and the Merger, and (iii) resolved to recommend the adoption of this Agreement and the Merger by the Stockholders of the Company, subject to the rights of the Special Committee set forth in Section 6.4 hereof. Such approval is sufficient to render inapplicable to the Merger, this Agreement and the transactions contemplated hereby the restrictions of Section 203 of the DGCL or any antitakeover provision in the Company's certificate of incorporation and by-laws.

                  Section 4.8 Required Company Vote. The affirmative vote of (i) the holders of 66-2/3% of the outstanding shares of Company Common Stock and
(ii) the holders of a majority of the outstanding shares of Company Common Stock not owned, directly or indirectly, by any member of the Management Group are the only votes of the holders of any class or series of the Company's equity securities necessary to approve this Agreement, the Merger and the other transactions contemplated hereby (such votes being collectively referred to as the "Requisite Stockholder Vote").

                  Section 4.9 Proxy Statement; Schedule 13E-3. The information concerning the Company and its officers, directors, employees and stockholders supplied by and relating to the Company for inclusion in the Proxy Statement or the Schedule 13E-3 will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company makes no representation or warranty with respect to any information supplied by Mergeco, the Management Group or any of their respective stockholders, directors, officers and/or representatives that is contained in the Proxy Statement or in the Schedule 13E-3.


                                    ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF MERGECO

                  As an inducement to the Company to enter into this Agreement, Mergeco hereby makes the following representations and warranties as of the date hereof to the Company:

                  Section 5.1 Organization. Mergeco is duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to conduct its business as it is presently being conducted and to own, lease and operate its properties. Mergeco is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which such qualification is necessary under applicable law except where the failure to be so qualified and in good standing would not reasonably be expected to have a material adverse effect on Mergeco. Mergeco has delivered to the Company true, correct and complete copies of its certificate of incorporation and by-laws (in each case, as amended to date). Mergeco is not in violation of any provision of its certificate of incorporation or by-laws.

                  Section 5.2 Authorization. Mergeco has all necessary corporate power and authority to, and has taken all corporate action necessary on its part to, execute and deliver this Agreement and all agreements and documents contemplated hereby and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Mergeco and is a legal, valid and binding obligation of Mergeco, enforceable against it in accordance with its terms, except as the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws in effect that affect the enforcement of creditors' rights generally or (ii) general principles of equity, whether considered in a proceeding at law or in equity.

                  Section 5.3 Consents and Approvals. No consent, waiver, agreement, approval, permit or authorization of, or declaration, filing, notice or registration to or with, any federal, state, local or foreign governmental or regulatory authority or body or other person or entity is required to be made or obtained by Mergeco in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby other than any Regulatory Filings and the filing of the Merger Certificate under the DGCL.

                  Section 5.4 No Conflict or Violation. Neither the execution, delivery and performance of this Agreement, nor the consummation of the transactions contemplated hereby, by Mergeco will result in (i) a violation of or a conflict with any provision of the certificate of incorporation or by- laws of Mergeco, (ii) a breach of, or a default under, or the creation of any right of any party to accelerate, terminate or cancel pursuant to (including, without limitation, by reason of the failure to obtain a consent or approval under any such contract), any term or provision of any contract, indenture, lease, encumbrance, permit, or authorization or concession to which Mergeco is a party or by which any of its assets are bound, which breach, default or creation of any such right would reasonably be expected to have a material adverse effect on Mergeco.

                  Section 5.5 Proxy Statement; Schedule 13E-3. The information concerning Mergeco and its officers, directors, employees and shareholders supplied by and relating to Mergeco for inclusion in the Proxy Statement and the
Schedule 13E-3 will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Mergeco makes no representation or warranty with respect to any information supplied by the Company or any of its representatives that is contained in the Proxy Statement or in the Schedule 13E-3.

                  Section 5.6 Financing. Mergeco has delivered to the Company complete and correct executed copies of the Commitment Letter (the "Financing Commitment Letter") issued in connection with the senior secured debt financing of the transactions contemplated hereby (the "Financing"). Assuming satisfaction of all applicable conditions set forth in the Financing

Commitment Letter and full funding thereunder, Mergeco and the Company at Closing shall have sufficient funds to consummate the transactions contemplated hereby.

                  Section 5.7 Mergeco's Operations. Mergeco has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

                  Section 5.8 Status of Representations of the Company.

                  In entering into the Agreement, Mergeco:

                  (a) acknowledges that, other than as set forth in this Agreement, as of the date of execution of this Agreement, none of the Company, or any of its directors or officers, makes any representation or warranty, either express or implied, as to the accurateness or completeness of any of the information provided or made available to Mergeco or its agents or representatives prior to the execution of this Agreement;

                  (b) agrees to the fullest extent permitted by law, that none of the Company, nor any of its respective directors, officers, employees, stockholders, Affiliates, agents or representatives, shall have any liability or responsibility whatsoever to Mergeco based upon any information provided or made available, or statements made, to Mergeco prior to the execution of this Agreement; and

                  (c) acknowledges that prior to the date hereof, none of the officers of the Company has any actual knowledge of any representation or warranty of the Company being untrue or inaccurate in any material respect. If an officer of Mergeco or any member of the Management Group had actual knowledge prior to the execution of this Agreement of any breach by the Company of any representation, warranty, covenant, agreement or condition of this Agreement, such breach shall not be deemed to be a breach of this Agreement for any purpose hereunder, and neither Mergeco nor any member of the Management Group shall have any claim or recourse against the Company or its Personnel, affiliates, controlling persons, agents, advisors or representatives with respect to such breach.

                  Section 5.9 No Brokerage. None of Mergeco or any of its officers, directors, employees, stockholders or Affiliates has employed or made any agreement with any broker, finder or similar agent or any person or entity to pay any finder's fee, brokerage commission or similar payment in connection with the transaction contemplated by this Agreement.


                                   ARTICLE VI

                      COVENANTS OF THE COMPANY AND MERGECO

                  The Company and Mergeco covenant and agree with each other that from the date hereof through the Closing:

                  Section 6.1 Maintenance of Business Prior to Closing. Prior to the Effective Time, except as set forth in the Disclosure Schedule or as contemplated by any other provision of this Agreement, unless Mergeco has consented in writing thereto, such consent not to be unreasonably withheld or delayed, the Company:

                  (a) except as contemplated by Section 6.4 hereof, shall conduct its operations and business according to their usual, regular and ordinary course consistent with past practice;

                  (b) shall use its reasonable efforts to preserve intact its business organizations and goodwill, keep available the services of its officers and key employees and maintain satisfactory relationships with those persons having business relationships with it;

                  (c) shall promptly notify Mergeco of any Material Adverse Change; and

                  (d) shall promptly deliver to Mergeco correct and complete copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement.

                  Section 6.2 Investigation by Mergeco. The Company shall allow Mergeco, and its counsel, accountants and other representatives and the financial institution (and its counsel and representatives) providing or proposed to provide the Financing, during regular business hours upon reasonable notice, to make such reasonable inspection of the Assets, facilities, business and operations of the Company and to inspect and make copies of contracts, books and records and all other documents and information reasonably related to the operations and business of the Company including, without limitation, historical financial information concerning the business of the Company and to meet with designated Personnel of the Company and/or their representatives. The Company shall furnish to Mergeco promptly upon request (i) all additional documents and information with respect to the affairs of the Company relating to its business in its possession and (ii) access to the Personnel and to the Company's accountants and their counsel as Mergeco, or its counsel or accountants, may from time to time reasonably request, and the Company shall instruct its Personnel, accountants and counsel to cooperate with Mergeco, and to provide such documents and information as Mergeco, or its representatives may request, and Mergeco and the members of the Management Group will hold, and will use their reasonable best efforts to cause their respective counsel, accountants and other representatives and the financial institution (and its counsel and representatives) providing or proposed to provide the Financing, any nonpublic information in confidence.

                  Section 6.3 Consents and Efforts; Other Obligations.

                  (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this

Agreement, including, without limitation, with respect to Mergeco, its obtaining the Financing. Mergeco and the Company will use their reasonable best efforts and cooperate with one another (i) in promptly determining whether any filings are required to be made or consents, approvals, waivers, licenses, permits or authorizations are required to be obtained (or, which if not obtained, would result in an event of default, termination or acceleration of any agreement or any put right under any agreement) under any applicable law or regulation or from any governmental authorities or third parties, including parties to loan agreements or other debt instruments, in connection with the transactions contemplated by this Agreement, including the Merger, and (ii) in promptly making any such filings, in furnishing information required in connection therewith and in timely seeking to obtain any such consents, approvals, permits or authorizations. For purposes of this Section 6.3, best efforts shall not include the obligation to make any payment to any third party as a condition to obtaining such party's consent or approval.

                  (b) The Company will provide, and will cause its officers, employees and advisors to provide, all reasonable cooperation in connection with the arrangement of the Financing, including without limitation, (i) participation in meetings and due diligence sessions, and (ii) the execution and delivery of any Commitment Letter, pledge and security documents, other definitive financing documents, or other requested certificates or documents, including such comfort letters of accountants and legal opinions as may be requested by Mergeco; provided that the form and substance of any of the material documents referred to in clause (ii) shall be substantially consistent with the terms and conditions of the Financing.

                  (c) The Company shall give prompt written notice to Mergeco if the Company obtains actual knowledge of: (i) the occurrence, or failure to occur, of any event which occurrence or failure would reasonably be expected to cause any representation or warranty of the Company contained in this Agreement, if made on or as of the date of such event or as of the Effective Time, to be untrue or inaccurate, except for changes permitted by this Agreement and except to the extent that any representation and warranty is made as of a specified date, in which case, such representation and warranty shall be true, complete and accurate as of such date; or (ii) any failure of the Company or any officer, director, employee, consultant or agent of the Company, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or them under this Agreement; provided, however, that no such notification shall affect the representations or warranties of the Company or the conditions to the obligations of Mergeco hereunder.

                  (d) Mergeco and each member of the Management Group shall give prompt written notice to the Company if Mergeco or any member of the Management Group obtains actual knowledge of (i) the occurrence, or failure to occur, of any event which occurrence or failure would reasonably be expected to cause any representation or warranty of the Company contained in this Agreement, if made on or as of the date of such event or as of the Effective Time, to be untrue or inaccurate, except for changes permitted by this Agreement and except to the extent that any representation and warranty is made as of a specified date, in which case, such representation and warranty shall be true, complete and accurate as of such date; or (ii) any failure of the Company or any officer, director, employee, consultant or agent of the Company, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or them under this Agreement provided, however, that no such notification shall affect the representations and warranties of the Company or the conditions to the obligations of Mergeco hereunder.

                  Section 6.4 Other Offers.

                  (a) The Company shall not (whether directly or indirectly through advisors, agents or other intermediaries), nor shall the Company authorize or permit any of its or its officers, directors, agents, representatives or advisors to (i) solicit, initiate or take any action knowingly to facilitate the submission of inquiries, proposals or offers from any corporation, partnership, person or other entity or group, other than Mergeco and its representatives and Affiliates, relating to (A) any acquisition or purchase of 25% or more of the assets, or of over 25% of any class of Equity Securities of, the Company or the Subsidiary, (B) any tender offer (including a self tender offer) or exchange offer that if consummated would result in any person beneficially owning 25% or more of any class of Equity Securities of the Company, or (C) any merger, consolidation, recapitalization, sale of all or substantially all of the assets, liquidation, dissolution or similar transaction involving the Company (each such transaction being referred to herein as an "Acquisition Proposal"), or agree to or endorse any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations regarding any of the foregoing, or otherwise cooperate in any way with, or knowingly assist or participate in, facilitate or encourage, any effort or attempt by any other person (other than Mergeco and its representatives and Affiliates) to do or seek any of the foregoing, or (iii) grant any waiver or release under any standstill or similar agreement with respect to any Equity Securities of the Company; provided, however, that the foregoing shall not prohibit the Special Committee or the Board (acting through the Special Committee) (either directly or indirectly through advisors, agents or other intermediaries) from (v) furnishing information in writing or orally (through the Company's employees and advisors) pursuant to a customary confidentiality letter (a copy of which shall be provided for informational purposes only to Mergeco) concerning the Company and its businesses, properties or Assets to any person, corporation, entity or "group," as defined in Section 13(d) of the Exchange Act, other than Mergeco (a "Third Party") in response to any unsolicited inquiry, proposal or offer, (w) engaging in discussions or negotiations with such a Third Party that has made such inquiry, proposal or offer, (x) following receipt of a bona fide Acquisition Proposal, taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) under the Exchange Act or otherwise making disclosure to its stockholders, (y) following receipt of a bona fide Acquisition Proposal, failing to make or withdrawing or modifying its recommendation referred to in Section 4.7 hereof, and/or (z) terminating this Agreement but in each case referred to in the foregoing clauses (x) through (z), only to the extent that the Special Committee shall have concluded in good faith upon the advice of legal counsel that such action is consistent with the Special Committee's (and the Board's) fiduciary duties to the stockholders of the Company under applicable law. The Company shall immediately cease and cause its advisors, agents and other intermediaries to cease any and all existing activities, discussions or negotiations with any parties conducted prior to the date hereof with respect to any of the foregoing.

                  (b) If a Payment Event (as hereinafter defined) occurs, the Company shall pay to Mergeco, within three business days following such event, the reasonable out-of-pocket expenses incurred by Mergeco in connection with or relating to this Agreement and the Merger, which shall include reasonable fees and expenses of legal counsel, accountants, a financial advisor to Mergeco and the commitment fees related to the financing of the Merger actually paid or contractually required to be paid to investment funds, banks or other financial institutions providing the Financing up to a maximum reimbursement amount of $500,000. "Payment Event" means the termination of this Agreement pursuant to
Section 8.1(a)(iv) or (v).

                  (c) The Special Committee shall (i) promptly notify Mergeco (in writing) if any offer is made, any discussions or negotiations are sought to be initiated, any inquiry, proposal or contact is made or any information is requested with respect to any Acquisition Proposal, (ii) promptly notify Mergeco of the terms of any proposal that it may receive in respect of any such Acquisition Proposal, including, without limitation, the identity of the prospective purchaser or soliciting party, (iii) promptly provide Mergeco with a copy of any such offer, if written, or a written summary (in reasonable detail) of such offer, if not in writing, and (iv) keep Mergeco reasonably informed of the status of such offer and the offeror's efforts and activities with respect thereto.

                  (d) This Section 6.4 shall survive any termination of this Agreement, however caused.

                  Section  6.5 Meeting of  Stockholders.  Except as set forth in
Section 6.4 hereof, (i) the Company acting through the Board shall take all action necessary in accordance with applicable law and its certificate of incorporation and by-laws, including the timely mailing of the Proxy Statement, to convene the Special Meeting as promptly as practicable after SEC clearance of the Proxy Statement to consider and vote upon the approval of this Agreement and the transactions contemplated hereby, and (ii) the Board, based on the recommendation of the Special Committee, shall recommend such approval and shall take all lawful action to solicit such approval.

                  Section 6.6 Proxy Statement.

                  (a) Mergeco and the Company shall cooperate and prepare, and, as soon as practicable after the date of this Agreement, the Company shall file with the SEC, a proxy statement with respect to the Special Meeting (the "Proxy Statement"), respond to comments of the staff of the SEC, clear the Proxy Statement with the staff of the SEC and promptly thereafter mail the Proxy Statement to all holders of record of Company Common Stock. The Company shall comply in all respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder applicable to the Proxy Statement and the solicitation of proxies for the Special Meeting (including any requirement to amend or supplement the Proxy Statement) and each party shall furnish to the other such information relating to it and the transactions contemplated by this Agreement and such further and supplemental information as may be reasonably requested by the other party. The Proxy Statement shall include the recommendation of the Board in favor of the Merger, except as otherwise provided herein. The Company shall use all reasonable efforts, and Mergeco will cooperate with the

Company, to have all necessary state securities law or "Blue Sky" permits or approvals required to carry out the transactions contemplated by this Agreement and will pay all expenses incident thereto.

                  (b) The information provided by each of the Company and Mergeco for use in the Proxy Statement shall not, as of (i) the time of the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the Stockholders or (ii) the time of the Special Meeting contemplated by such Proxy Statement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time any event or circumstance relating to any party hereto, or its respective officers or directors, should be discovered by such party that should be set forth in an amendment or a supplement to the Proxy Statement, such party shall promptly inform the Company and Mergeco thereof and take appropriate action in respect thereof.

                  (c) No amendment or supplement to the Proxy Statement shall be made by Mergeco or the Company without notice to the other party. The Company shall promptly advise Mergeco of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information.

                  Section 6.7 Schedule 13E-3.

                  (a) As soon as practicable after the date of this Agreement, Mergeco and the members of the Management Group and the Company shall file with the SEC a Rule 13E-3 Transaction Statement on Schedule 13E-3 ("Schedule 13E-3"), with respect to the Merger. Mergeco and the Company shall cooperate and provide each other with such information as any of such parties may reasonably request in connection with the preparation of the Schedule 13E-3. The information provided by each of the Company and Mergeco for use in the Schedule 13E-3 shall not, as of time the Schedule 13E-3 is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. Each party hereto agrees promptly to supplement, update and correct any information provided by it for use in the Schedule 13E-3 if and to the extent that it is or shall have become incomplete, false or misleading.

                  (b) No amendment or supplement to the Schedule 13E-3 shall be made by Mergeco or the Company without notice to the other party. Mergeco shall promptly advise the Company of any request by the SEC for amendment of the
Schedule 13E-3 or comments thereon and responses thereto or requests by the SEC for additional information.

                  Section 6.8 Director and Officer Liability.

                  (a) From and after the consummation of the Merger, the parties shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, an officer or director (the "Indemnified Party") of the Company or the Subsidiary against all losses, claims, damages, liabilities, costs and expenses (including attorney's fees and expenses), judgments, fines, losses, and amounts paid in settlement, with the written approval of the Surviving Corporation(which approval shall not be unreasonably withheld), in connection with any actual or threatened action, suit, claim, proceeding or investigation (each a "Claim") to the extent that any such Claim is based on, or arises out of, (i) the fact that such person is or was a director, officer, employee or agent of the Company or the Subsidiary or is or was serving at the request of the Company or the Subsidiary as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or (ii) this Agreement, or any of the transactions contemplated hereby, in each case to the extent that any such Claim pertains to any matter or fact arising, existing, or occurring prior to the Effective Time, regardless of whether such Claim is asserted or claimed prior to, at or after the Effective Time, to the full extent permitted under the DGCL or the Company's Certificate of Incorporation, by-laws or indemnification agreements from time to time in effect, including provisions relating to advancement of expenses incurred in the defense of any action or suit. Without limiting the foregoing, in the event any Indemnified Party becomes involved in any capacity in any Claim, then from and after consummation of the Merger, the parties shall cause the Surviving Corporation to periodically advance to such Indemnified Party its legal and other expenses (including the cost of any investigation and preparation incurred in connection therewith), subject to the provision by such Indemnified Party of an undertaking to reimburse the amounts so advanced in the event of a final non-appealable determination by a court of competent jurisdiction that such Indemnified Party is not entitled thereto.

                  (b) All rights to indemnification and all limitations on liability existing in favor of the Indemnified Party as provided in the Company's Certificate of Incorporation and by-laws as in effect as of the date hereof shall survive the Merger and shall continue in full force and effect, without any amendment thereto, for a period of six years from the Effective Time to the extent such rights are consistent with the DGCL; provided that in the event any claim or claims are asserted or made within such six year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims; provided further, that any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under the DGCL, the Company's Certificate of Incorporation or by-laws or such agreements, as the case may be, shall be made by independent legal counsel selected by the Surviving Corporation and reasonably acceptable to the Indemnified Party; and provided further, that nothing in this Section 6.8 shall impair any rights or obligations of any present or former directors or officers of the Company.

                  (c) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then and in each case, to the extent necessary to effectuate the purposes of this Section 6.8, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 6.8.

                  (d) For a period of six years after the Effective Time, the parties shall cause the Surviving Corporation to maintain in effect the current policies of directors' and officers' liability insurance maintained by the Company (or policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous, which policies may include a "tail policy") with respect to claims arising from facts or events which occurred before or at the Effective Time; provided, however, that the Surviving Corporation shall not be obligated to make annual premium payments for such insurance to the extent that such premiums exceed an amount equal to 200% of the annual premiums paid as of the date hereof by the Company for such insurance and if such premiums exceed such amount the Surviving Corporation shall purchase insurance policies in amounts and with coverage as reasonably can be purchased for such amount.

                  (e) The provisions of this Section 6.8 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives and shall be binding on the Surviving Corporation and its respective successors and assigns.

                  Section 6.9 Notices of Certain Events. The Company shall promptly notify Mergeco of:

                  (a) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement;

                  (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

                  (c) any actions, suits or proceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting the Company that would reasonably be anticipated to have a Material Adverse Effect or that relate to the consummation of the transactions contemplated by this Agreement.

                  Section 6.10 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation are authorized to execute and deliver, in the name and on behalf of the Company, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Mergeco, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

                  Section 6.11 Financing. Mergeco shall use its commercially reasonable efforts to obtain the Financing. Mergeco shall use its commercially reasonable efforts to satisfy on or before the Closing Date all requirements of the Financing Commitment Letter that are conditions to closing the transactions constituting the Financing, provided that the satisfaction of such conditions is in the control of Mergeco or the Management Group and provided that such efforts shall not require undue expense and that such efforts shall not materially impair the operation of the business of the Company after the Effective Time. The obligations contained herein are not intended, nor shall they be construed, to benefit or confer any rights upon any person, firm or entity other than Mergeco and the Company. Mergeco and its Affiliates shall keep the Special Committee reasonably apprised concerning the status of completing the Financing. Following receipt by Mergeco or any of its Affiliates of any written communication to the effect that the lenders that are parties to the Financing Commitment Letter do not intend to provide the financing for the Merger or are terminating or canceling the Financing Commitment Letter or are modifying the Financing Commitment Letter in a manner that is materially adverse to Mergeco, Mergeco shall promptly communicate such event to the Special Committee and provide the Special Committee with a true and complete copy of any such written communication.

                  Section 6.12 Voting. Each of the Management Group, Mergeco and their Affiliates, as applicable, will vote any shares of Company Common Stock held by them, or that they have the right to vote, in favor of approval of the Merger, in person, or by proxy; provided, however, that in the event the Special Committee recommends to the Board that the Board withdraw its recommendation of the Merger, the provisions of this Section 6.12 shall thereafter be null and void.


                                   ARTICLE VII

                            CONDITIONS TO THE MERGER

                  Section 7.1 Conditions to the Obligations of Each Party. The obligations of the Company and Mergeco to consummate the transactions contemplated hereby on the Closing Date are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions:

                  (a) The Requisite Stockholder Vote shall have been obtained;

                  (b) No provision of any applicable law or regulation and no judgment, order, decree, temporary restraining order or preliminary or permanent injunction prohibiting or restraining the consummation of the Merger shall be in effect; provided, however, that the Company and Mergeco shall each use reasonable efforts to have any such judgment, order, decree or injunction vacated; and

                  (c) The action captioned William Straub v. The Solomon-Page Group Ltd. and Scott Page, et al., C.A. No. 17977-NC, pending before the Court of Chancery of the State of Delaware in and for New Castle County, shall have been settled or otherwise resolved on terms acceptable to the Company and Mergeco.

                  Section 7.2 Conditions to the Obligations of the Company. The obligation of the Company to consummate the transactions contemplated hereby on the Closing Date is subject, in the sole discretion of the Company, to the satisfaction on or prior to the Closing Date of the following conditions, which may be waived by the Company in accordance with Section 8.4:

                  (a) Representations, Warranties and Covenants.

                      (i) All representations and warranties of Mergeco contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date, as if such representations and warranties were made at and as of the
                  Closing Date, except (i) for any changes specifically permitted by this Agreement and (ii) to the extent that any such representations and warranties were made as of a specified date, which representations and warranties shall continue on the Closing Date to be true in all material respects as of such specified date.

                      (ii) Mergeco shall have performed in all material respects all obligations arising under the agreements and covenants required hereby to be performed by it prior to or on the Closing Date, unless such failure to perform is due to any material act by, or material omission of, the Company.

                      (iii) the Company shall have received,  at or prior to the
                  Closing,  (A) a  certificate  executed  by  the  President  of
                  Mergeco certifying that, as of the Closing Date, the conditions set forth in Section 7.2(a) (i) and (ii) have been satisfied, and (B) certified resolutions duly adopted by the Board of Directors of Mergeco approving the Merger, the execution and delivery of this Agreement and all other necessary corporate action to enable Mergeco to comply with the terms of this Agreement.

                  (b) Fairness Opinion. The Fairness Opinion shall not have been withdrawn, revoked or annulled or adversely modified in any material respect.

                  (c) Reliance Letter. Mergeco shall have delivered to the Company copies of such certificates or other similar materials relating to the solvency of the Company after giving effect to the transactions contemplated by this Agreement and the Financing as shall have been delivered to the lenders providing the Financing and the Stockholders and the Company may rely on such certificates or other materials with the same effect as if they had been issued to the Company and the Stockholders.

                  Section 7.3 Conditions to the Obligations of Mergeco. The obligation of Mergeco to consummate the transactions contemplated hereby on the Closing Date is subject, in the sole discretion of Mergeco, to the satisfaction on or prior to the Closing Date of each of the following conditions, any of which may be waived by Mergeco in accordance with Section 8.4:

                  (a) Representations, Warranties and Covenants.

                      (i) All  representations  and  warranties  of the  Company contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if such representations and warranties were made at and as of the
                  Closing Date, except (i) for any changes specifically permitted by this Agreement and (ii) to the extent that any such representations and warranties were made as of a specified date, which representations and warranties shall continue on the Closing Date to be true in all material respects as of such specified date.

                      (ii) The  Company  shall have  performed  in all  material respects all obligations arising under the agreements and covenants required hereby to be performed by it prior to or on the Closing Date, unless such failure to perform is due to any material act by, or material omission of, Mergeco.

                      (iii) Mergeco shall have received, at or prior to the Closing, (A) a certificate executed by the Chief Financial Officer of the Company certifying that, as of the Closing Date, the conditions set forth in Sections 7.3(a)(i) and (ii),
                  (c) and (d) have been satisfied; and (B) certified resolutions duly adopted by the Board approving the Merger, the execution and delivery of this Agreement and all other necessary corporate action to enable the Company to comply with the terms of this Agreement.

                  (b) Financing. The funding contemplated by the Financing shall have been obtained by Mergeco.

                  (c) Dissenting Shares. The total number of Dissenting Shares shall not exceed 7.5% of the outstanding shares of Company Common Stock at the Effective Time.


                                  ARTICLE VIII

                                  MISCELLANEOUS

                  Section 8.1 Termination.

                  (a) Termination. This Agreement may be terminated prior to the Effective Time as follows (notwithstanding any approval of the Merger by the stockholders of the Company):

                      (i) by mutual  written  consent of Mergeco and the Company
                  (acting through the Special Committee) at any time;

                      (ii) by Mergeco or the  Company if the  Closing  shall not have occurred on or before November 30, 2000, provided that the party seeking to exercise such right is not then in breach of any of its material obligations under this Agreement;

                      (iii) by either the  Company or Mergeco if there  shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Mergeco or the Company from consummating the

                  Merger is entered and such judgment, injunction, order or decree shall become final and non- appealable;

                      (iv) by Mergeco if the Board  (acting  through the Special
                  Committee) shall have (A) withdrawn or modified or amended, in a manner adverse to Mergeco, its approval or recommendation of this Agreement and the Merger or its recommendation that Stockholders adopt and approve this Agreement and the Merger,
                  (B) approved, recommended or endorsed an Acquisition Proposal (including a tender or exchange offer for Company Common Stock), (C) failed to call the Special Meeting or failed as promptly as practicable to mail the Proxy Statement to the Stockholders or failed to include in such statement the recommendation referred to above, or (D) resolved to do any of the foregoing;

                      (v) by the Special  Committee or the Board (acting through the Special Committee) as provided in Section 6.4;

                      (vi) by either the  Company or Mergeco  if, at a duly held stockholders meeting of the Company (including the Special Meeting) or any adjournment thereof at which this Agreement and the Merger is voted upon, the Requisite Stockholder Vote shall not have been obtained; or

                      (vii)  by  the   Company   (acting   through  the  Special
                  Committee) if it has received a notice from Mergeco that the Financing Commitment Letter has been terminated or canceled.

The  party   desiring  to  terminate   this   Agreement   pursuant  to  Sections
8.1(a)(ii)-(vii) shall give written notice of such termination to the other party in accordance with Section 8.3.

                  (b) Effect of Termination. If this Agreement is terminated pursuant to Section 8.1, this Agreement shall become void and of no effect with no liability on the part of an party hereto or such party's officers, directors, employees or representatives, except (i) that the agreements contained in Sections 6.4, 8.8 and 8.13 hereof shall survive the termination hereof and (ii) nothing herein shall relieve any party from liability for any breach of this Agreement.

                  (c) Procedure Upon Termination. In the event of termination of this Agreement pursuant to Section 8.1, each party shall redeliver all documents, work papers and other material of any other party and any and all copies thereof relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same.

                  Section 8.2 Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned, in whole or in part, by operation of law or otherwise by any party without the prior written consent of the other party to this Agreement. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and, with respect to the provisions of
Section 6.8 hereof, shall inure to the
benefit of the persons or entities benefitting from the provisions thereof who are intended to be third- party beneficiaries thereof, and no other person shall have any right, benefit or obligation hereunder.

                  Section 8.3 Notices. All notices, requests, demands and other communications that are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received, if personally delivered; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

                  If to the Company, addressed to:

                  The Solomon-Page Group Ltd.
                  1140 Avenue of the Americas
                  New York, New York 10036
                  Attention: Chief Executive Officer

                  With copies to:

                  The Special Committee of the Board of Directors of The Solomon-Page Group, Ltd.
                  c/o Joel A. Klarreich, Esq.
                  Tannenbaum Helpern Syracuse & Hirschtritt LLP
                  900 Third Avenue
                  New York, New York 10022

                  and

                  Weil Gotshal & Manges LLP
                  767 Fifth Avenue
                  New York, New York 10153
                  Attention: Simeon Gold, Esq.


                  If to Mergeco, addressed to:

                  TSPGL Merger Corp.
                  1140 Avenue of the Americas
                  New York, New York 10036
                  Attention: Chief Executive Officer

                  With a copy to:

                  Olshan Grundman Frome Rosenzweig & Wolosky LLP
                  505 Park Avenue
                  New York, NY 10022
                  Attention: David J. Adler, Esq.

or to such other place and with such other copies as either party may designate as to itself by written notice to the others pursuant to this Section 8.3.

                  Section 8.4 Entire Agreement; Waivers. This Agreement, together with all exhibits and schedules hereto (including, without limitation, the Disclosure Schedule), and the other agreements referred to herein, constitute the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

                  Section 8.5 Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  Section 8.6 Invalidity. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

                  Section 8.7 Titles. The titles, captions or headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

                  Section 8.8 Fees and  Expenses.  Except as provided in Section
6.4 hereof, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, provided that the Company shall pay all fees and expenses in connection with the printing and mailing of the Proxy Statement.

                  Section 8.9 Cumulative Remedies. All rights and remedies of either party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

                  Section 8.10 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE,

REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS.

                  Section 8.11 Amendment. This Agreement may be amended by the parties hereto at any time before or after approval of matters presented in connection with the Merger by the Stockholders, but after any such Stockholder approval, no amendment shall be made that by law requires the further approval of Stockholders without obtaining such further approval; provided that any amendment of this Agreement shall have been approved by the Special Committee on behalf of the Company. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                  Section 8.12 Public Announcements. Neither Mergeco, on the one hand, nor the Company (as shall be approved by the Special Committee acting for the Company), on the other hand, will issue any press release or public statement with respect to the transactions contemplated by this Agreement, including the Merger, without the other party's prior consent (such consent not to be unreasonably withheld), except (i) as may be required by applicable law, court process or the requirements of The Nasdaq Stock Market, and (ii) upon the execution of this Agreement and notwithstanding Section 6.4 hereof, the Company (as approved by the Special Committee on its behalf) may issue a public announcement in substantially the form approved by Mergeco or its counsel prior to such execution. In addition to the foregoing, Mergeco and the Company will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any such press release or other public statements with respect to such transactions. The initial press release or releases to be issued with respect to the transactions contemplated by this Agreement shall be mutually agreed upon prior to the issuance thereof.

                  Section 8.13 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

                  Section 8.14 Non-survival of Representations and Warranties. The representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate at the Effective Time.

                  Section 8.15 Interpretive Provisions.

                  (a) The words "hereof," "herein," "hereby" and "hereunder" and words of similar import refer to this Agreement as a whole and, unless otherwise specified herein, not to any particular Article, Section or other subdivision hereof.

                  (b) Accounting terms used but not otherwise defined herein shall have the meanings given to such terms under GAAP.


                            (Signature Page Follows)

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their respective behalf, by their respective representative or officer thereunto duly authorized, all as of the day and year first above written.


                                        THE SOLOMON-PAGE GROUP LTD.


                                        By: /s/ Joel A. Klarreich
                                            -------------------------
                                        Name:  Joel A. Klarreich
                                        Title: Member of the Special Committee




                                        TSPGL MERGER CORP.


                                        By: /s/ Scott R. Page
                                            --------------------------
                                        Name:  Scott R. Page
                                        Title: President

                                                                       Exhibit A
                                                                       ---------

                                Converted Shares


             Name of Stockholder             Number of Shares
             -------------------             ----------------

             Herbert Solomon                     507,600
             Lloyd B. Solomon                    785,000
             Scott R. Page                       601,900

                                                                       Exhibit B
                                                                       ---------

                     Directors of the Surviving Corporation

                                 Herbert Solomon
                                Lloyd B. Solomon
                                  Scott R. Page





                                       B-1